First Amendment to the Employment Agreement
(the "Agreement") dated as of June 8, 1987 between Weirton Steel Corporation (the "Corporation")
      and William C. Brenneisen (the "Employee")


     WHEREAS, as inducement for Employee to continue in the employ of the Corporation, the parties hereto agree to the following amendment to the Agreement, effective as of the date specified below:

1. Paragraphs Second and Third of the Agreement shall be amended to read as follows:

     Second: Eligibility for Termination Benefits: (a) Subject to paragraph (d) of Paragraph Third, if Employee's employment with the Corporation is terminated by the Corporation without just cause, Employee shall receive such benefits hereunder ("Termination Benefits") as determined in accordance with Paragraph Third, provided Employee, if requested, remains in the employment of the Corporation for a period not exceeding 60 days following receipt of a written notice of such termination. For purposes of this Agreement, termination of Employee's employment by the Corporation shall constitute a termination for "just cause" only if such termination is for one of the following reasons: (i) conviction of a felony punishable by a prison sentence of more than one year;
(ii) habitual use of drugs without a prescription or habitual, excessive use of alcohol to the extent that any of such uses materially interferes with Employee's performance of his duties; or
(iii) refusal or failure, after notice, by Employee to perform or discharge duties and responsibilities appropriate to his position, which refusal or failure amounts to an extended and gross neglect of his duties to the Corporation. Except as otherwise specifically set forth in this Agreement or as otherwise prohibited by law, all rights of Employee, and all obligations of the Corporation under this Agreement, shall cease and terminate on, and as of, the date of termination of employment for just cause.

     (b) The Corporation shall be deemed to have agreed to a termination in accordance with paragraph (a) of this Paragraph Second from and after the date (i) the Employee is assigned duties or responsibilities significantly inconsistent with and less than the Employee's position, duties, responsibilities or status with the Corporation as in effect upon execution of this Agreement, (ii) the Employee's base salary, excluding any bonus or other compensation derived from any employee benefit plan, is ever reduced below any level attained by the Employee, or (iii) the Employee is required to reside other than in the Greater Pittsburgh Area in order to perform his duties for the Corporation; provided, that such action is taken without the Employee's consent, and within 30 days after the occurrence of any such event the Employee notifies the Corporation that he is so deeming the Corporation to have elected to terminate his employment, whereupon the Corporation shall be deemed to have terminated such employment as of the date of any such action or the date of such notice at the option of the Employee. If the date of termination is deemed to be a date earlier than the date of such notice, and the Corporation, upon receipt of such notice, promptly takes all actions hereunder required in the event of such termination, no intervening delay in taking such actions may be construed as a violation of this Agreement.

     Third:  Amount and Duration of Termination Benefits:   (a)
Upon the termination of Employee's employment on any date in accordance with Paragraph Second (the "Termination Date"), Employee shall receive a total of 18 months base salary (excluding vacation or special pay) in effect at the Termination Date as follows: (i) 12 months base salary to be paid in one lump sum within 10 days following the Termination Date; and (ii) starting in the 13th month following the Termination Date and ending in the 18th month following the Termination Date, six months base salary to be paid in six monthly installments. Any income earned by Employee from employment, or otherwise from a trade or business, in the 13th through the 18th month following the Termination Date (excluding any self-employment income), shall reduce on a dollar-for-dollar basis the compensation payable to Employee during such months pursuant to this paragraph. Employee shall report all such other compensation to the Corporation. Furthermore, for a period of 18 months following the Termination Date, the Corporation shall (iii) continue to provide coverage for Employee and applicable dependents under all benefit plans of the Corporation providing life insurance or health, disability, hospitalization and major medical insurance at such levels as are not less than those in effect at the time of the Termination Date; and (iv) to the extent allowable under applicable law, cause Employee to continue to earn service credit for all purposes under any pension or retirement plan maintained by the Corporation in which Employee participated at the time of the Termination Date; provided, however, that the coverage referred to in clause (iii) shall be suspended during any period in which and to the extent Employee is eligible for similar coverage under another employer plan. Notwithstanding the above, the Corporation shall not be obligated as provided in this Paragraph Third during any period when employee does not comply with Paragraph Fourth.
For all other purposes, Employee's employment shall terminate on the Termination Date.

     (b) Nothing in paragraph (a) above shall be construed to require the Corporation to maintain any employee or management benefit program solely for the purpose of covering or providing benefits to Employee.

     (c) The Corporation shall promptly reimburse Employee for the reasonable legal fees and expenses incurred by Employee in connection with enforcing any right of Employee pursuant to paragraph (a) or (b) of Paragraph Second, or paragraph (a) of this Paragraph Third; provided, however, that the Corporation will only reimburse Employee for such legal fees and expenses if, in connection with enforcing any right of Employee pursuant to this Agreement, either (i) a judgment has been rendered in favor of Employee by a duly authorized court of law, or (ii) the Corporation and Employee have entered into a settlement agreement providing for the payment to Employee of any or all amounts due hereunder.

     (d) Notwithstanding any other provision of this Agreement, if the Employee's employment with the Corporation is terminated for any reason and (i) the Employee has attained 65 years of age, (ii) for the 2-year period immediately prior to such termination the Employee is employed in a bona fide executive or a high policy-making position and (iii) the Employee is entitled to an immediate nonforfeitable annual retirement benefit from a pension, profit-sharing, savings, or deferred compensation plan, or any combination of such plans, of the Corporation, which equals in the aggregate, at least $44,000, the Employee will not be entitled to any Termination Benefits hereunder.

     2.   The first sentence of the second paragraph of Paragraph
Fourth of the Agreement shall be amended to read as follows:

     Except with the consent of the Corporation and provided the Corporation has made the payment required under clause (i) of Paragraph Third, for a period of one year after the Termination Date, Employee shall not engage in any business (whether as an officer, director, owner, employee, partner or other direct or indirect participant and except for and to the extent of any business engaged in by Employee at the Termination Date and consented to by the Corporation) competing with any portion of the steel business in which the Corporation is actively engaged in the United States as of the Termination Date.

     IN WITNESS WHEREOF, the parties have executed this amendment to the Agreement as of July 21, 1993.

     WEIRTON STEEL CORPORATION

Dated: July 21, 1993.         By:/s/ Herbert Elish




/s/ William C. Brenneisen
    William C. Brenneisen